Exhibit 99.2

Marriott Announces Cash Change of Control Repurchase Offer for Starwood 7.150% Senior Notes due 2019 and Starwood 3.125% Senior Notes due 2023

Bethesda, Maryland – September 23, 2016 – Marriott International, Inc. (“Marriott”) (NASDAQ: MAR) today announced that it is offering to repurchase all or any part (equal to an aggregate principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000) of two of the outstanding series of senior notes (collectively, the “Notes”) originally issued by Starwood Hotels & Resorts Worldwide, LLC (formerly known as Starwood Hotels & Resorts Worldwide, Inc.) (“Starwood”):

7.150% Senior Notes due 2019 (the “2019 Notes”), and

3.125% Senior Notes due 2023 (the “2023 Notes”)

As of September 23, 2016, there were approximately $209,755,000 aggregate principal amount of 2019 Notes outstanding and $350,000,000 aggregate principal amount of 2023 Notes outstanding.

Marriott is making its offer to repurchase the Notes in connection with its September 23, 2016 acquisition of Starwood (the “Starwood Acquisition”). As a result of the Starwood Acquisition, a Change of Control of Starwood occurred under the terms of the Indentures governing the Notes, and Starwood, or Marriott acting on Starwood’s behalf, is required to offer to repurchase any or all Notes from the Holders of the Notes (“Holders”). Marriott will pay to Holders who exercise their repurchase right a repurchase price in cash of 101% of the aggregate principal amount of the repurchased Notes, plus any accrued and unpaid interest up to the October 25, 2016 repurchase date.

Holders who wish to exercise their repurchase right must surrender their Notes for purchase through the transmittal procedures of DTC no later than 5:00 p.m., New York City time, on October 24, 2016 (the “Expiration Date”).

•	Holders who hold their Notes through a broker, dealer, commercial bank, trust company or other nominee must contact that nominee to surrender their Notes and instruct that nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC.

•	Holders who are a DTC participant should surrender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

The Notes of any Holders who do not surrender their Notes for purchase will remain outstanding and their rights and obligations as Holders of Notes will not be affected. Marriott is considering strategies to address Starwood’s outstanding public debt, including any Notes that remain outstanding following the Change of Control Repurchase Offer, following the consummation of the Starwood Acquisition and intends to take the steps necessary to cause Starwood’s outstanding public debt to be pari passu with the outstanding public debt of Marriott.

Marriott will accept for payment all validly surrendered Notes promptly after the Expiration Date. Marriott will promptly forward to The Bank of New York Mellon, as the Paying Agent, on October 24, 2016, the appropriate amount of cash required to pay for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will then distribute the cash to its participants in accordance with its procedures.

Holders may withdraw Notes surrendered for purchase at any time before 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders must comply with the withdrawal procedures of DTC before 5:00 p.m., New York City time, on the Expiration Date.

Holders may contact The Bank of New York Mellon, as Paying Agent, at:

The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Corporate Trust – Reorg

Fax: (732) 667-9408

Marriott is providing the CUSIP numbers of the Notes, 85590AAN4 and 85590AAP9, solely for the convenience of the Holders of the Notes, but makes no representation as to the correctness of these CUSIP numbers. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and does not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Marriott

Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 5,700 properties in over 110 countries. Marriott operates and franchises hotels. and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari Hotels and Resorts®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy Hotels®, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Marriott’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors and risks include estimates and assumptions made by Marriott about anticipated future events and expectations that are not historical facts, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, including, without limitation, Marriott’s most recent report on Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Marriott disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Marriott undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Marriott, its financial or operating results or its securities.